EXHIBIT 23.1

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Internal Auditors

Certified Financial Planners®

Certified Valuation Analysts

_______________________

Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report, dated March 28, 2008, with respect to the consolidated financial statements of Capitol City Bancshares, Inc. included in this annual report on Form 10-K for the year ended December 31, 2007, into the Registration Statements on Form S-8 relating to the Capitol City Bancshares, Inc. 1999 Stock Option Plan and Capitol City Bank Employee Stock Purchase Plan (File# 333-12655 and #333-132184), as filed with the SEC on March 29, 2005 and March 3, 2006, respectively.

Atlanta, Georgia

March 28, 2008